Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2026, with respect to the consolidated financial statements of Marine Products Corporation for the year ended December 31, 2025 included in the Current Report of MasterCraft Boat Holdings, Inc. on Form 8-K/A dated June 12, 2026. We consent to the incorporation by reference of said report in the Registration Statements of MasterCraft Boat Holdings, Inc. on Form S-3 (File No. 333-212812) and Form S-8 (File Nos. 333-205825 and 333-282808).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

June 12, 2026